Exhibit 10(n)

PATENT PURCHASE AGREEMENT

This PATENT PURCHASE AGREEMENT (this “Agreement”) is entered into, as of the Effective Date (as defined below), by and between Dataram Corporation, a New Jersey corporation, with an office at 777 Alexander Rd., Suite 100, Princeton, NJ 08540 (“Seller”), and Phan Tia Group Pte. LLC, a Delaware limited liability company, with an address at 2711 Centerville Rd, Suite 400, Wilmington, DE 19808 (“Purchaser’’). Seller and Purchaser may hereinafter be referred to collectively as the “Parties” and individually as a “Party” when convenient.

NOW THEREFORE, in consideration of the terms and provisions contained herein and other good and valuable consideration, the receipt, adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.     BACKGROUND

1.1     Seller owns certain provisional patent applications, patent applications, patents, and/or related foreign patents and applications.

1.2     Seller wishes to sell to Purchaser all right, title, and interest.in such patents and applications and the causes of action to sue for infringement thereof and other enforcement rights.

1.3     Purchaser wishes to purchase from Seller all right, title, and interest in the Assigned Patent Rights (as defined below), free and clear of any restrictions, liens, claims, and encumbrances under the terms and conditions set forth herein.

2.     DEFINITIONS

“Abandoned Assets” means those specific: provisional patent applications, patent applications, patents and other governmental grants or issuances listed on Exhibit C (as such list may be updated based on Purchaser’s review pursuant to paragraph 3.1).

“Assigned Patent Rights” means the Patents and the additional rights set forth in paragraph 4.2.

“Assignment Agreements” means the agreements assigning ownership of the Assigned Patent Rights and the Abandoned Assets from the inventors and/or prior owners to Seller.

“Common Interest Agreement” means an agreement, in the form set forth on Exhibit E, setting forth the: terms under which Seller and Purchaser will protect certain information relating to the Patents under the common interest privilege.

“Docket” means Seller’s or its agents’ list or other means of tracking information relating to the prosecution or maintenance of the Patents throughout the world, including, without limitation, the names, addresses, email addresses, and phone numbers of prosecution counsel and agents, and information relating to deadlines, payments, and filings, which list or other means of tracking information is current as of the Effective Date.

“Effective Date” means the date set forth as the Effective Date on the signature page of this Agreement.

“Executed Assignments” means both the executed and witnessed Assignment of Patent Rights in Exhibit B, the executed Assignment of Rights in Certain Assets in Exhibit C, each as signed by a duly authorized representative of Seller, and the additional documents Seller may be required to execute and deliver under paragraph 5.3.

“Live Assets” means the provisional patent applications, patent applications, and patents listed on Exhibits A and/or B (as such lists may be updated based on Purchaser’s review pursuant to paragraph 3.1).

“Patents” means, excluding the Abandoned Assets, all (a) Live Assets; (b) patents or patent applications (i) to which any of the Live Assets directly or indirectly claims priority, (ii) for which any of the Live Assets directly or indirectly forms a basis for priority, and/or (iii) that were commonly-owned applications that incorporate by reference, or are incorporated by reference into, the Live Assets; (c) reissues, reexaminations, extensions, continuations, continuations in part, continuing prosecution applications, requests for continuing examinations, divisions, and registrations of any item in any of the foregoing categories (a) and (b); (d) foreign patents, patent applications and counterparts relating to any item in any of the foregoing categories (a) through (c), including, without limitation, certificates of invention, utility models, industrial design protection, design patent protection, and other governmental grants or issuances; and (e) any items in any of the foregoing categories (b) through (d) whether or not expressly listed as Live Assets and whether or not claims in any of the foregoing have been rejected, withdrawn, cancelled, or the like.

“Primary Warranties” means, collectively, the representations and warranties of Seller set forth in paragraphs 6.1, 6.2, 6.3, 6.4, and 6.5 hereof.

“Prosecution History Files” means all files, documents and tangible things, as those terms have been interpreted pursuant to rules and laws governing the production of documents and things, constituting, comprising or relating to the investigation, evaluation, preparation, prosecution, maintenance, defense, filing, issuance, registration, assertion or enforcement of the Patents.

“Transmitted Copy’’ has the meaning set forth in paragraph 8.13.

3.     TRANSMITTAL, REVIEW, CLOSING CONDITIONS AND PAYMENT

3.1     TRANSMITTAL. Prior to the Effective Date, Seller will send to Purchaser, or its legal counsel, the items identified on Exhibit D (the “Initial Deliverables”); provided, however, the Common Interest Agreement will not be required to be executed on behalf of the Seller if there are no pending patent applications included in the Patents. Seller acknowledges and agrees that Purchaser may request prior to the Effective Date, and Seller will promptly deliver to Purchaser or its legal counsel, as directed by Purchaser, additional documents based on Purchaser’s review of the Initial Deliverables (such additional documents and the Initial Deliverables are, collectively, the “Deliverables”), and that as a result of Purchaser’s review, the lists of Live Assets on Exhibits A and Band the list of Abandoned Assets on Exhibit C, may be revised by Purchaser, with mutual agreement of Seller (evidenced by one or more Executed Assignments), both before and after the Closing to conform these lists to the definition of Patents (and these revisions may therefore require the inclusion of additional provisional patent applications, patent applications, and patents on Exhibit A and B or Exhibit C). To the extent any of the Live Assets are removed for any reason, the payment in paragraph 3.4 may be reduced by mutual agreement of the parties. If originals of the Deliverables are not available and delivered to Purchaser prior to Closing, Seller will cause (i) such originals of the Deliverables to be sent to Purchaser or Purchaser’s representative promptly if and after such originals are located and (ii) Seller will deliver to Purchaser a declaration, executed under penalty of perjury, detailing Seller’s efforts to locate such unavailable original documents and details regarding how delivered copies were obtained.

3.2     Closing. The closing of the sale of the Assigned Patent Rights and the assignment of the Abandoned Assets hereunder will occur when all conditions set forth in paragraph 3.3 have been satisfied or waived and the payment set forth in paragraph 3.4 is made (the “Closing”). Purchaser and Seller will use reasonable efforts to carry out the Closing within three (3) calendar days following the Effective Date.

3.3     Closing Conditions. The following are conditions precedent to Purchaser’s obligation to make the payment in paragraph 3.4.

(a)     Signature by Seller. Seller timely executed this Agreement and delivered a Transmitted Copy of this Agreement to Purchaser’s representatives by not later than March 29, 2012 at 5:00 p.m., Pacific time and promptly delivered one (1) executed original of this Agreement to Purchaser’s representatives.

(b)     Transmittal of Documents. Seller delivered to Purchaser all the Deliverables.

(c)      Compliance With Agreement. Seller and Purchaser performed and complied in all material respects with all of the obligations under this Agreement that are to be performed or complied with by Seller or Purchaser on or prior to the Closing. Seller shall provide written confirmation to Purchaser that it is satisfied pursuant to this Section 3.3(c) prior to the Closing.

(d)     Representations and Warranties True. Seller and Purchaser are each satisfied that, as of the Effective Date and as of the Closing, the representations and warranties of Seller contained in Section 6 and Purchaser contained in Section 7, are true and correct in all material respects. Seller shall provide written confirmation to Purchaser that it is satisfied pursuant to this Section 3.3(d) prior to the Closing.

(e)     Patents Not Abandoned. As of the Effective Date and as of the Closing, none of the assets that are included in the Patents have expired, lapsed, been abandoned, or deemed withdrawn.

(f)     Delivery of Executed Assignments. Seller caused the Executed Assignments to be delivered to Purchaser’s representatives.

3.4     Purchase Price. At Closing, Purchaser hereby agrees to pay to Seller, the amount of Five Million U.S. Dollars (US $5,000,000) (the “Purchase Price”) by wire transfer into the following account:

Bank Name:	Wilmington Trust
Account Name:	Dataram
Account Number:	101278-000
SWIFT:	___________________
ABA/Routing#	031100092

Attn:	Patrick J Donahue
Amount:	$5,000,000

Such payment is received in this account on behalf of Seller. Payment to such account shall fully satisfy all payment obligations under this Agreement to Seller. Purchaser may record the Executed Assignments with the applicable patent offices only on or after Closing.

3.5     Termination and Survival. This Agreement may be terminated at any time prior to Closing:

(a)     by mutual written consent of Purchaser and Seller;

(b)     by either Purchaser or Seller if there shall be any law or regulation that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited, or if any judgment, injunction, order or decree of a court of other competent government authority enjoining Purchaser or Seller from consummating the transactions contemplated by this Agreement shall have been entered and such judgment, injunction, order or decree shall have become final and nonappealable.

(c)     by either Purchaser or Seller if the Closing shall not have been consummated within (3) three days of the Effective Date; provided, however, that the right to terminate this Agreement under this Paragraph 3.5 shall not be available to any party to this Agreement whose failure to perform any material covenant or obligation under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or before such date; and

(d)     by Purchaser or Seller if there shall have been a material breach by the other of any of its representations, warranties, covenants or agreements contained in this Agreement, and such breach shall not have been cured within 15 days after notice thereof shall have been received by the party to this Agreement alleged to be in breach.

3.6     Effect of Termination. In the event of the termination of this Agreement pursuant to Paragraph 3.5, this Agreement, except for the provisions of this Paragraph 3.6 and Section 8 and shall become void and have no effect, without any liability on the part of any party to this Agreement or its directors, officers, shareholders or members and Purchaser shall return all documents delivered to Purchaser under this Paragraph 3 to Seller.

3.7     Amendment. This Agreement may be amended by the parties to this Agreement at any time by an instrument in writing signed on behalf of each of them.

3.8     Extension Waiver. At any time prior to Closing, Purchaser (with respect to Seller) and Seller (with respect to Purchaser) may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of such party to this Agreement, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement and (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to this Agreement to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

4.     TRANSFER OF PATENTS AND ADDITIONAL RIGHTS

4.1     Assignment of Patents. Upon the Closing, Seller hereby sells, assigns, transfers, and conveys to Purchaser all right, title, and interest in and to the Assigned Patent Rights. Seller understands and acknowledges that, if any of the Patents are assigned to Seller’s affiliates or subsidiaries, Seller may be required prior to the Closing to perform certain actions to establish that Seller is the assignee and to record such assignments. On or before Closing, Seller will execute and deliver to Purchaser the Assignment of Patent Rights in the form set forth in Exhibit 8 (as may be updated based on Purchaser’s review pursuant to paragraph 3.1).

4.2     Assignment of Additional Rights. Upon the Closing, Seller hereby also sells, assigns, transfers, and conveys to Purchaser all right, title and interest in and to all

(a)     inventions, invention disclosures, and discoveries described in any of the Patents or Abandoned Assets that (i) are included in any claim in the Patents or Abandoned Assets, (ii) are subject matter capable of being reduced to a patent claim in a reissue or reexamination proceeding brought on any of the Patents or Abandoned Assets, and/or (iii) could have been included as a claim in any of the Patents or Abandoned Assets;

(b)     rights to apply in any or all countries of the world for patents, certificates of invention, utility models, industrial design protections, design patent protections, or other governmental grants or issuances of any type related to any of the Patents and the inventions, invention disclosures, and discoveries therein;

(c)     causes of action (whether known or unknown or whether currently pending, filed, or otherwise) and other enforcement rights under, or on account of, any of the Patents and/or the rights described in subparagraph 4.2(b), including, without limitation, all causes of action and other enforcement rights for (i) damages, (ii) injunctive relief, and (iii) any other remedies of any kind for past, current and future infringement; and

(d)     rights to collect royalties or other payments under or on account of any of the Patents and/or any of the foregoing.

4.3     Assignment of Rights in Certain Assets. Upon the Closing, Seller hereby sells, assigns, transfers, and conveys to Purchaser all of Seller’s right, title, and interest in and to the Abandoned Assets. On or before Closing, Seller will execute and deliver to Purchaser the Assignment of Certain Rights in the form set forth in Exhibit C (as may be updated based on Purchaser’s review pursuant to paragraph 3.1).

4.4     License Back to Seller under Patents. Upon the Closing, Purchaser hereby grants to Seller, under the Patents, and for the lives thereof, a royalty-free, non-exclusive, perpetual, non-sublicensable, right and license (“Seller License”) to practice the methods and to make, have made, use, distribute, lease, sell, offer for sale, import, export, develop and otherwise dispose of and exploit any Seller processes and products covered by the Patents (“Covered Products”). The Seller License shall apply to the reproduction and subsequent distribution of Covered Products under Seller’s trademarks and brands, in substantially identical form (including incremental modifications thereof) as they are distributed by Seller, by authorized agents of Seller such as a distributor, replicator, VAR or OEM. Seller acknowledges and agrees that the Seller License is not intended to cover foundry or contract manufacturing activities that Seller may undertake on behalf of any person that is not Seller. As a result, Covered Products shall exclude any products or services manufactured, produced or provided by Seller on behalf of any person that is not Seller (a) from designs received in substantially completed form from a source other than Seller and (b) for resale to such person that is not Seller (or to customers of, or as directed by, any person that is not Seller) on essentially an exclusive basis. The Seller License is nontransferable (by operation of law or otherwise) except as set forth in paragraph 4.5.

4.5     Limitation on Transferability of Seller License. The Seller License may be transferred only as follows in this paragraph 4.5. The Seller License may be transferred only to a transferee that is either (i) the purchaser of all or substantially all of the operating assets (other than cash) of Seller, (ii) the successor of Seller in connection with a merger involving the sale of all, or substantially all, of the outstanding capital stock of Seller or (iii) the purchaser of substantially all of the fixed assets and intellectual property of one of Seller’s product lines (each of (i), (ii) and (iii) a “Permitted Transferee”).

(a)      Company Transfer.

(1) In the event of a transfer pursuant to (i) or (ii) above (a “Company Transfer’’), the Covered Products will be limited to the products that had been commercially released or are in development (as defined by the existence of a design or a specification) by Seller prior to the effective date of such Company Transfer, provided that such products in development are commercialized within thirty-six (36) months of such Company Transfer, and the Covered Products will not include, and in no event will the Seller License extend to, any other products, processes or services of (x) a Permitted Transferee, (y) any affiliate (other than Seller) of such Permitted Transferee, or (z) any other person.

(2) In the event of a Company Transfer, the Permitted Transferee may transfer the Seller License once and only to (A) the purchaser of all or substantially all of the operating assets (other than cash) of such Permitted Transferee or (B) the successor of such Permitted Transferee in connection with a merger involving the sale of all, or substantially all, of the outstanding capital stock of such Permitted Transferee (each of (A) and (B) a “Second Permitted Transferee”). In the event of such a transfer (a “Second Transfer”), the Covered Products will be limited to the products that had been commercially released or are in development (as defined by the existence of a design or a specification) by Seller prior to the effective date of the Company Transfer, provided that such products in development are or were commercialized within thirty-six (36) months of such Company Transfer, and the Covered Products will not include, and in no event will the Seller License extend to, any other products, processes or services of (x) a Permitted Transferee or Second Permitted Transferee, (y) any affiliate of such Permitted Transferee or Second Permitted Transferee, or (z) any other person. The Second Permitted Transferee may not transfer the Seller License (by operation of law or otherwise) and any such attempted transfer will be void.

(b)      Product Line Transfer. A transfer pursuant to (iii) above (a “Product Line Transfer’’) must take place prior to any Company Transfer, and only two (2) Product Line Transfers will be allowed. For the sake of clarity, once a Company Transfer occurs, no more Product Line Transfers will be allowed. In the event of a Product Line Transfer, the Covered Products will be limited to the products of such product line of Seller that had been commercially released or are in development (as defined by the existence of a design or a specification) by Seller prior to the effective date of such Transfer, provided that such products in development are commercialized within thirty-six (36) months of such Product Line Transfer, and the Covered Products will not include, and in no event will the Seller License extend to, any other products, processes or services of (x) a Permitted Transferee, (y) any affiliate (other than Seller) of such purchaser or successor, or (z) any other person. Except as set forth below, the Permitted Transferee in the event of a Product Line Transfer may not transfer the Seller License (by operation of law or otherwise) and any such attempted transfer will be void. If the XcelaSAN product line of Seller is transferred, as a Product Line Transfer (such transfer, the “First XcelaSAN Transfer”), then the Permitted Transferee in such First XcelaSAN Transfer shall be allowed to transfer the Seller License with respect to such XcelaSAN product line once and only to the purchaser of all or substantially all of the assets of the XcelaSAN product line (such purchaser, the “Second XcelaSAN Transferee”). In the event of such a transfer (a “Second XcelaSAN Transfer”), the Covered Products will be limited to the products of the XcelaSAN product line of Seller that had been commercially released or were in development (as defined by the existence of a design or a specification) by Seller prior to the effective date of the First XcelaSAN Transfer, provided that such products in development are commercialized within thirty-six (36) months of the First XcelaSAN Transfer, and the Covered Products will not include, and in no event will the Seller License extend to, any other products, processes or services of (x) a Permitted Transferee or Second XcelaSAN Transferee, (y) any affiliate of such Permitted Transferee or Second XcelaSAN Transferee, or (z) any other person. The Second XcelaSAN Transferee may not transfer the Seller License (by operation of law or otherwise) and any such attempted transfer will be void.

(c)     Notice. Seller shall, within thirty (30) days after a Company Transfer, Second Transfer, Product Line Transfer, First XcelaSAN Transfer, and/or Second XcelaSAN Transfer (each, a “Transfer’), provide Purchaser with written notice of such Transfer, which notice will contain: (i) the effective date of the Transfer, (j) a description of the transaction through which the Transfer occurred, and (k) detailed information regarding the respective products, processes and services of Seller (including, but not limited to, any products in development), the Permitted Transferee, the Second Permitted Transferee and the Second XcelaSAN Transferee and the purchasing entity (if applicable), as of the effective date of the Transfer, and the Seller License will immediately terminate in the event that Seller fails to provide such notice as and when set forth above.

(d)     The Seller License will immediately terminate upon any attempted transfer (by operation of law or otherwise) that is not in strict conformance with this paragraph 4.5, and any such attempted transfer will be void.

5.     ADDITIONAL OBLIGATIONS

5.1     Further Cooperation.

(a)     At the reasonable request of Purchaser, Seller will execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the transactions contemplated hereby, including, without limitation, execution, acknowledgment, and recordation of other such papers, and using commercially reasonable efforts to obtain the same from the respective inventors, as necessary or desirable for fully perfecting and conveying unto Purchaser the benefit of the transactions contemplated hereby.

(b)     To the extent any attorney-client privilege or the attorney work-product doctrine applies to any portion of the Prosecution History Files and that is retained after Closing under Seller’s or Seller’s representatives’ normal document retention policy, Seller will ensure that, if any such portion of the Prosecution History File remains under Seller’s possession or control after Closing, it is not disclosed to any third party unless (a) disclosure is ordered by a court of competent jurisdiction, after all appropriate appeals to prevent disclosure have been exhausted, and (b) Seller gave Purchaser prompt notice upon learning that any third party sought or intended to seek a court order requiring the disclosure of any such portion of the Prosecution History File. In addition, Seller will continue to prosecute, maintain, and defend the Patents at its sole expense until the Closing.

(c)     Seller will also, at the reasonable request of Purchaser after Closing, assist Purchaser in providing, and obtaining, from the respective inventors, prompt production of pertinent facts and documents, otherwise giving of testimony, execution of petitions, oaths, powers of attorney, specifications, declarations or other papers and other assistance reasonably necessary for filing patent applications, enforcement or other actions and proceedings with respect to the claims under the Patents. Purchaser shall compensate Seller for any reasonable, documented disbursements and time incurred after Closing in connection with providing assistance under this subparagraph S .l(c) in connection with any enforcement or other infringement action regarding the Patents, under a standard billable hour rate of Seller; provided that Seller shall have furnished Purchaser an advance, written estimate of the fees and costs for such assistance and Purchaser shall have agreed in writing to pay such fees and costs.

5.2     Payment of Fees. Seller will pay any maintenance fees, annuities, and the like due or payable on the Patents until the Closing. For the avoidance of doubt, Seller shall pay any maintenance fees for which the fee is payable (e.g., the fee payment window opens) on or prior to the Closing even if the surcharge date or final deadline for payment of such fee would be after the Closing. Seller hereby gives Purchaser power-of-attorney to (a) execute documents in the name of Seller in order to effectuate the recordation of the transfers of any portion of the Patents in an governmental filing office in the world and (b) instruct legal counsel to take steps to pay maintenance fees and annuities that Seller declines to pay and to make filings on behalf of Seller prior to Closing and otherwise preserve the assets through Closing.

5.3     Foreign Assignments. To the extent the Patents include non-United States patents and patent applications, Seller will deliver to Purchaser’s representatives executed documents in a form as may be required in the non-U.S jurisdiction in order to perfect the assignment to Purchaser of the non-U.S. patents and patent applications.

6.     REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser as follows that, as of the Effective Date and as of the Closing:

6.1     Authority. Seller is a company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation. Seller has the full power and authority and has obtained all third party consents, approvals, and/or other authorizations required to enter into this Agreement and to carry out its obligations hereunder, including, without limitation, the assignment of the Assigned Patent Rights to Purchaser. All consents, approvals and authorizations from all governmental authorities, administrative or other agencies, trustees or any other persons having authority over Seller required to be obtained by Seller in connection with the execution and delivery of this Agreement have been obtained.

6.2     Title and Contest. Seller owns all right, title, and interest to the Assigned Patent Rights, including, without limitation, all right, title, and interest to sue for infringement of the Patents. Seller has obtained and properly recorded previously executed assignments for the Patents as necessary to fully perfect its rights and title therein in accordance with governing law and regulations in each respective jurisdiction. The Assigned Patent Rights are free and clear of all liens, claims, mortgages, security interests or other encumbrances, and restrictions. There are no actions, suits, investigations, claims, or proceedings, and to the best of its knowledge, formed after reasonable inquiry and investigation, threatened, pending, or in progress relating in any way to the Assigned Patent Rights. There are no existing contracts, agreements, options, commitments, proposals, bids, offers, or rights with, to, or in any person to acquire any of the Assigned Patent Rights.

6.3     Existing Licenses and Obligations. There is no obligation imposed by a standards-setting organization to license any of the Patents on particular terms or conditions. Except for the license granted in paragraph 4.4, no licenses under the Patents have been granted or retained by Seller, or, to the best of Seller’s knowledge, formed after reasonable inquiry and investigation, by any prior owners, or inventors. After Closing, none of Seller, any prior owner, or any inventor retain any rights or interest in the Assigned Patent Rights.

6.4     Restrictions on Rights. Purchaser will not be subject to any covenant not to sue or similar restrictions on its enforcement or enjoyment of the Assigned Patent Rights or the Abandoned Assets as a result of any prior transaction related to the Assigned Patent Rights or the Abandoned Assets.

6.5     Validity and Enforceability. None of the Patents or the Abandoned Assets (other than Abandoned Assets for which abandonment resulted solely from unpaid fees and/or annuities) has ever been found invalid, unpatentable, or unenforceable for any reason in any administrative, arbitration, judicial or other proceeding, and Seller does not know of and has not received any notice or information of any kind from any source suggesting that the Patents may be invalid, unpatentable, or unenforceable. If any of the Patents are terminally disclaimed to another patent or patent application, all patents and patent applications subject to such terminal disclaimer are included in this transaction. To the extent “small entity” fees were paid to the United States Patent and Trademark Office for any Patent, such reduced fees were then appropriate because the payor qualified to pay “small entity” fees at the time of such payment and specifically had not licensed rights in any of the Patents to an entity that was not a “small entity.”

6.6     Conduct. To the best of Seller’s knowledge, formed after reasonable inquiry and investigation, none of Seller, prior owner or their respective agents or representatives have engaged in any conduct, or omitted to perform any necessary act, the result of which would invalidate any of the Patents or hinder their enforcement, including, without limitation, misrepresenting the Patents to a standard-setting organization.

6.7     Enforcement. Seller has not put a third party on notice of actual or potential infringement of any of the Patents or the Abandoned Assets. Seller has not invited any third party to enter into a license under any of the Patents or the Abandoned Assets. Seller has not initiated any enforcement action with respect to any of the Patents or the Abandoned Assets.

6.8     Patent Office Proceedings. None of the Patents or the Abandoned Assets has been or is currently involved in any re-examination, reissue, interference proceeding, or any similar proceeding, and no such proceedings are pending or, to the best of Seller’s knowledge, formed after reasonable inquiry and investigation, threatened.

6.9     Fees. All maintenance fees, annuities, and the like due or payable on the Patents have been timely paid. For the avoidance of doubt, such timely payment includes payment of any maintenance fees for which the fee is payable (e.g., the fee payment window opens) even if the surcharge date or final deadline for payment of such fee would be in the future.

6.10     Abandoned Assets. According to each applicable patent office, each of the Abandoned Assets has expired, lapsed, or been abandoned or deemed withdrawn.

6.11     Conflicts. The execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which Seller is a party, or by which such party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over Seller.

6.12     Third Party Agreements. Seller has not entered into any agreement with any third party that is in conflict with the rights granted to Purchaser pursuant to this Agreement.

7.     REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller as follows that, as of the Effective Date and as of the Closing:

7.1     Purchaser is a limited liability company duly formed, validly existing, and in good standing under the laws of the jurisdiction of its formation.

7.2     Purchaser has all requisite power and authority to (i) enter into, execute, and deliver this Agreement and (ii) perform fully its obligations hereunder.

7.3     The execution, delivery and performance of this Agreement does not conflict with any agreement, instrument or understanding, oral or written, to which Purchaser is a party, or by which such party may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having authority over Purchaser.

7.4     All consents, approvals and authorizations from all governmental authorities, administrative or other agencies, trustees or any other persons having authority over Purchaser required to be obtained by Purchaser in connection with the execution and delivery of this Agreement have been obtained.

7.5      Purchaser has not entered into any agreement with any third party that is in conflict with the rights granted to Seller pursuant to this Agreement.

7.6     Purchaser has sufficient funds available to pay the Purchase Price to Seller and to perform its other obligations pursuant to this Agreement.

8.     MISCELLANEOUS

8.1     Limitation of Liability. EXCEPT IN THE EVENT OF SELLER’S INTENTIONAL MISREPRESENTATION WITH RESPECT TO THE PRIMARY WARRANTIES, SELLER’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE PURCHASE PRICE SET FORTH IN PARAGRAPH 3.4 OF THIS AGREEMENT PLUS ANY AMOUNTS PAYABLE UNDER PARAGRAPH 8.14. PURCHASER’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL NOT EXCEED THE PURCHASE PRICE SET FORTH IN PARAGRAPH 3.4 OF THIS AGREEMENT PLUS ANY AMOUNTS PAYABLE UNDER PARAGRAPH 8.14. THE PARTIES ACKNOWLEDGE THAT THE LIMITATIONS ON POTENTIAL LIABILITIES SET FORTH IN THIS PARAGRAPH 8.1 WERE AN ESSENTIAL ELEMENT IN SETIING CONSIDERATION UNDER THIS AGREEMENT.

8.2     Limitation on Consequential Damages. EXCEPT IN THE EVENT OF SELLER’S INTENTIONAL MISREPRESENTATION WITH RESPECT TO THE PRIMARY WARRANTIES, NEITHER PARTY WILL HAVE ANY OBLIGATION OR LIABILITY (WHETHER IN CONTRACT, WARRANTY, TORT (INCLUDING NEGLIGENCE)) OR OTHERWISE, AND NOTWITHSTANDING ANY FAULT, NEGLIGENCE (WHETHER ACTIVE, PASSIVE OR IMPUTED), REPRESENTATION, STRICT LIABILITY OR PRODUCT LIABILITY, FOR COVER OR FOR ANY INCIDENTAL, INDIRECT OR CONSEQUENTIAL, MULTIPLIED, PUNITIVE, SPECIAL, OR EXEMPLARY DAMAGES OR LOSS OF REVENUE, PROFIT, SAVINGS OR BUSINESS ARISING FROM OR OTHERWISE RELATED TO THIS AGREEMENT, EVEN IF A PARTY OR ITS REPRESENTATIVES HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. THE PARTIES ACKNOWLEDGE THAT THESE EXCLUSIONS OF POTENTIAL DAMAGES AND LOSSES WERE AN ESSENTIAL ELEMENT IN ESTABLISHING THE CONSIDERATION UNDER THIS AGREEMENT.

8.3     Compliance With Laws. Notwithstanding anything contained in this Agreement to the contrary, the obligations of the parties with respect to the consummation of the transactions contemplated by this Agreement shall be subject to all laws, present and future, of any government having jurisdiction over the parties and this transaction, and to orders, regulations, directions or requests of any such government.

8.4     Confidentiality of Terms. The parties hereto will keep the terms and existence of this Agreement and the identities of the parties hereto and their affiliates confidential and will not now or hereafter divulge any of this information to any third party except (a) with the prior written consent of the other party; (b) as otherwise may be required by law or legal process; (c) during the course of litigation, so long as the disclosure of such terms and conditions is restricted in the same manner as is the confidential information of other litigating parties; (d) in confidence to its legal counsel, accountants, banks, and financing sources and their advisors solely in connection with complying with or administering its obligations with respect to this Agreement; (e) by Purchaser, to potential purchasers or licensees of the Assigned Patent Rights or the Abandoned Assets; (f) in order to perfect Purchaser’s interest in the Assigned Patent Rights or the Abandoned Assets with any governmental patent office (including, without limitation, recording the Executed Assignments in any governmental patent office); or (g) to enforce Purchaser’s right, title, and interest in and to the Assigned Patent Rights or the Abandoned Assets; provided that, in (b) and (c) above, (i) to the extent permitted by law, the disclosing party will use all legitimate and legal means available to minimize the disclosure to third parties, including, without limitation, seeking a confidential treatment request or protective order whenever appropriate or available; and (ii) the disclosing party will provide the other party with at least ten (10) days’ prior written notice of such disclosure. Without limiting the foregoing, Seller will cause its agents involved in this transaction to abide by the terms of this paragraph, including, without limitation, ensuring that such agents do not disclose or otherwise publicize the existence of this transaction with actual or potential clients in marketing materials, or industry conferences.

8.5     Governing Law; Venue/Jurisdiction. This Agreement will be interpreted, construed, and enforced in all respects in accordance with the laws of the State of Delaware, without reference to its choice of law principles to the contrary. Seller will not commence or prosecute any action, suit, proceeding or claim arising under or by reason of this Agreement other than in the state or federal courts located in Delaware. Seller irrevocably consents to the jurisdiction and venue of the courts identified in the preceding sentence in connection with any action, suit, proceeding, or claim arising under or by reason of this Agreement. Each Party hereby irrevocably waives any and all rights it may have to trial by jury in any action, proceeding, counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Agreement.

8.6     Notices. All notices given hereunder will be given in writing (in English or with an English translation), will refer to Purchaser and to this Agreement and will be delivered to the address set forth below by (i) personal delivery, (ii) delivery postage prepaid by an internationally-recognized express courier service:

If to Purchaser		If to Seller
Phan Tia Group Pte. LLC		Dataram Corporation
2711 Centerville Rd, Suite 400		777 Alexander Rd., Suite 100
Wilmington, DE 19808		Princeton, NJ 08540

Attn: Managing Director	Attn:	John H. Freeman
President and CEO

With a copy to:
Richard G. Satin, Esq.
Meyer, Suozzi, English & Klein, P.C.
990 Stewart Avenue, Suite 301
Garden City, NY 11530

Notices are deemed given on (a) the date of receipt if delivered personally or by express courier or (b) if delivery is refused, the date of refusal. Notice given in any other manner will be deemed to have been given only if and when received at the address of the person to be notified. Either party may from time to time change its address for notices under this Agreement by giving the other party written notice of such change in accordance with this paragraph.

8.7     Relationship of Parties. The parties hereto are independent contractors. Nothing in this Agreement will be construed to create a partnership, joint venture, franchise, fiduciary, employment or agency relationship between the parties. Neither party has any express or implied authority to assume or create any obligations on behalf of the other or to bind the other to any contract, agreement or undertaking with any third party.

8.8     Equitable Relief. Seller acknowledges and agrees that damages alone would be insufficient to compensate Purchaser for a breach by Seller of this Agreement and that irreparable harm would result from a breach of this Agreement. Seller hereby consents to the entering of an order for injunctive relief to prevent a breach or further breach, and the entering of an order for specific performance to compel performance of any obligations under this Agreement.

8.9     Severability. If any provision of this Agreement is found to be invalid or unenforceable, then the remainder of this Agreement will have full force and effect, and the invalid provision will be modified, or partially enforced, to the maximum extent permitted to effectuate the original objective.

8.10     Waiver. Failure by either party to enforce any term of this Agreement will not be deemed a waiver of future enforcement of that or any other term in this Agreement or any other agreement that may be in place between the parties.

8.11     Publicity and SEC Reporting. Seller may make one public announcement in connection with the Closing, which announcement will contain language substantially similar to that set forth in Exhibit F, together with additional information of Seller related to the transaction. Seller shall submit any such proposed announcement to Purchaser at least two (2) business days prior to its making such an announcement for Purchaser’s review and approval, which approval shall not be unreasonably withheld by Purchaser so long as such proposed announcement does not violate the confidentiality provisions of paragraph 8.4 hereof. After the Effective Date, Seller shall have the right to file the statement set forth on

Exhibit F with Seller’s 8K filing with the Securities Exchange Commission (“SEC”). If applicable securities laws or SEC regulations require Seller to file or disclose any information, agreement, document, exhibit or schedule related to this Agreement, then Seller will in connection with a disclosure to or filing with the SEC: (a) promptly notify Purchaser of such requirement; (b) prepare a draft confidential treatment request or similar document (“CTR”), if appropriate and proper, for filing with the SEC relating to the relevant document or portion thereof and submit such CTR to Purchaser, at least four (4) business days if reasonably practicable under the circumstances, prior to the filing of the CTR with the SEC for Purchaser’s comments, which comments will be considered by Seller in good faith, subject to applicable securities laws and SEC regulations; (c) submit such CTR to the SEC; (d) in the event that such CTR is denied by the SEC, inform the Purchaser of such denial and consult with the Purchaser in good faith, subject to applicable securities laws and SEC regulations, in preparing Seller’s response to such denial, including but not limited to submitting such response to Purchaser, at least four (4) business days if reasonably practicable under the circumstances, prior to the filing of the response with the SEC for Purchaser’s comments, which comments will be considered by Seller in good faith, subject to applicable securities laws and SEC regulations, and (e) following Seller’s compliance with the foregoing subsections (a) through (d), file with the SEC only those portions of Agreement (or its related documents, exhibits or schedules, as applicable) that are required by the SEC to be so filed or disclosed.

8.12     Miscellaneous. This Agreement, including its exhibits, constitutes the entire agreement between the parties with respect to the subject matter hereof and merges and supersedes all prior and contemporaneous agreements, understandings, negotiations, and discussions. Neither of the parties will be bound by any conditions, definitions, warranties, understandings, or representations with respect to the subject matter hereof other than as expressly provided herein. The section headings contained in this Agreement are for reference purposes only and will not affect in any way the meaning or interpretation of this Agreement. This Agreement is not intended to confer any right or benefit on any third party (including, but not limited to, any employee or beneficiary of any party), and no action may be commenced or prosecuted against a party by any third party claiming as a third-party beneficiary of this Agreement or any of the transactions contemplated by this Agreement. No oral explanation or oral information by either party hereto will alter the meaning or interpretation of this Agreement. No amendments or modifications will be effective unless in writing signed by authorized representatives of both parties. The terms and conditions of this Agreement will prevail notwithstanding any different, conflicting or additional terms and conditions that may appear on any letter, email or other communication or other writing not expressly incorporated into this Agreement. In the event of any conflict between the terms of this Agreement and any of the Exhibits hereto, the terms of this Agreement shall prevail. The following exhibits are attached hereto and incorporated herein: Exhibit A (entitled “Patents to be Assigned”); Exhibit B (entitled “Assignment of Patent Rights”); Exhibit C (entitled “Assignment of Rights in Certain Assets”); Exhibit D (entitled “List of Initial Deliverables”); Exhibit E (entitled “Common Interest Agreement”); and Exhibit F (entitled “Press Release”).

8.13     Counterparts: Electronic Signature: Delivery Mechanics. This Agreement may be executed in counterparts, each of which will be deemed an original, and all of which together constitute one and the same instrument. Each party will execute and promptly deliver to the other parties a copy of this Agreement bearing the original signature. Prior to such delivery, in order to expedite the process of entering into this Agreement, the parties acknowledge that a Transmitted Copy of this Agreement will be deemed an original document. “Transmitted Copy’’ means a copy bearing a signature of a party that is reproduced or transmitted via email of a .pdf file, photocopy, facsimile, or other process of complete and accurate reproduction and transmission.

8.14     Expenses. If any action or other proceeding relating to the enforcement or interpreting of any provision of this Agreement is brought by a Party, the prevailing Party shall be entitled to recover reasonable attorneys’ fees, cost and disbursements (in addition to any other relief to which the prevailing Party may be entitled).

[Signature Page Follows]

In witness whereof, intending to be legally bound, the parties have executed this Patent Purchase Agreement as of the Effective Date.

SELLER:	PURCHASER:

DATARAM CORPORATION	PHAN TIA GROUP PTE. LLC

By: /s/ John H. Freeman	By: _________________________

Name John H Freeman	Name: Melissa Coleman

Title: President & CEO	Title: Authorized Person

Effective Date: March 29, 2012

CONFIDENTIAL

In witness whereof, intending to be legally bound, the parties have executed this Patent Purchase Agreement as of the Effective Date.

SELLER:	PURCHASER:

DATARAM CORPORATION	PHAN TIA GROUP PTE. LLC

By: _________________________	By: _________________________

Name John H Freeman	Name: Melissa Coleman

Title: President & CEO	Title: Authorized Person

Effective Date: March 29, 2012